Exhibit 99.1

News Release

NASDAQ: MRTX

MIRATI THERAPEUTICS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

San Diego, California, November 12, 2013 — Mirati Therapeutics, Inc. (“Mirati”) (NASDAQ: MRTX) today reported financial results for the third quarter and nine months ended September 30, 2013.

Recent Corporate Highlights

•                  Completed financing that generated net proceeds of $53.0 million

•                  Strengthened our world-class precision medicine team with addition of Isan Chen to the position of chief medical and development officer

•                  Progressed new formulations for MGCD265 with a goal of initiating dose expansion cohorts in selected patient populations in the first quarter of 2014

•                  Initiated development plans for mocetinostat in patients with myelodysplastic syndrome, with a dose confirmation study expected to begin this year and plans to finalize discussions and obtain a special protocol assessment from the FDA for the design of a Phase III trial in the first half of 2014

“This has been a year of great progress for Mirati, we completed a successful financing ($53.0 million), built out an extremely accomplished precision medicine team and restructured the corporation, which will allow us to aggressively advance our oncology pipeline,” said Dr. Charles Baum, president and CEO of Mirati. “In 2014, we will use the foundation we have built to achieve key milestones in each of our programs. By mid-2014 we plan to have confirmation of clinical activity for MGCD265, our kinase inhibitor program targeting Met, Axl and VEGFR, in selected solid tumor patients with high unmet need and potential accelerated approval registration paths. We also plan to initiate a Phase 1 study with MGCD516, our second multi-target kinase inhibitor program focused on Trk, RET, DDR and EphRs, in cancer patients by mid-2014 and to enter further expansion studies in selected tumor types by the end of 2014. We will complete discussions with the FDA to finalize our SPA for the design of a Phase 3 registration trial for mocetinostat in patients with myelodysplastic syndrome. This trial could be started by the second half of 2014.”

Third Quarter and Nine Months Ended September 30, 2013 Financial Results

Cash, cash equivalents, marketable securities and restricted cash totaled $15.3 million as of September 30, 2013 compared to $37.3 million on December 31, 2012. The cash does not include the $53.0 million in net proceeds from the public offering of 3.25 million shares of the Company’s common stock, which closed on October 29, 2013. The Company believes that with the recent financing it has sufficient financial resources to carry forward its current clinical development and operating plans through the end of 2015.

Net research and development expenditures for the third quarter of 2013 were $5.5 million, $1.2 million higher than the third quarter of 2012. The higher expenses primarily reflect increased costs for mocetinostat and MGCD516. Net research and development expenditures were $15.5 million for the first nine months of 2013, compared to $10.1 million for the same period in 2012. Increases were primarily due to the factors listed above as well as increased costs for MGCD265, costs associated with organizational changes implemented in 2013 and a reduction in investment tax credits versus the prior year.

General and administrative expenses in the third quarter of 2013 were $3.7 million, $2.0 million higher than in the third quarter of 2012. General and administrative expenses were $8.6 million in the first nine months, compared to $4.0 million for the same period in 2012. The increase primarily reflects higher share-based compensation costs and costs associated with the recent corporate reorganization and associated management changes..

Other expense, net in the third quarter of 2013 was $20.1 million compared to other income, net of $34,000 for the same period in 2012. Other expense, net in the first nine months of 2013 was a $17.4 million compared to other income, net of $172,000 for the same period in 2012. The net expense for both periods of 2013 primarily reflects expense arising from the change in fair value of our warrant liability.

Net loss and comprehensive loss for the third quarter ended September 30, 2013 was $29.4 million, or $2.95 per share, compared to net loss and comprehensive loss of $5.9 million, or $0.93 per share, for the same period last year. Net loss and comprehensive loss for the first nine months of 2013 was $41.6 million, or $4.18 per share, compared to net loss and comprehensive loss of $14.0 million, or $2.20 per share, for the same period in 2012.

About Mirati Therapeutics

Mirati Therapeutics is a targeted oncology company developing an advanced pipeline of breakthrough medicines for precisely defined patient populations. Mirati’s approach combines the three most important factors in oncology drug development - drug candidates with complementary and compelling targets, creative and agile clinical development, and a highly accomplished precision medicine leadership team. The Mirati team is using its proven blueprint for developing targeted oncology medicines to advance and maximize the value of its pipeline of drug candidates. More information is available at www.mirati.com.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may”, “would”, “believe”, “intend”, “plan”, “anticipate”, “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements regarding the potential for accelerated approval path for MGCD265, ability to secure a partner for the mocetinostat program, and the ability to obtain an SPA from the FDA.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the Securities and Exchange Commission. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

Company Contact:

Mirati Therapeutics Inc.

Mark J. Gergen

Executive Vice President & COO

858-332-3410

Investor Relations and Media Relations:

Carolyn Hawley

Canale Communications

619-849-5375

Carolyn@canalecomm.com

www.mirati.com

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands except for share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Expenses
Research and development, net	$5,492	$4,249	$15,477	$10,105
General and administrative	3,710	1,717	8,616	4,019
Total operating expenses	9, 202	5,966	24,093	14,124
Loss from operations	(9,202)	(5,966)	(24,093)	(14,124)
Other (expense) income, net	(20,141)	34	(17,418)	172
Loss before income taxes	(29,343)	(5,932)	(41,511)	(13,952)
Income tax expense	55	14	115	27
Net loss and comprehensive loss	$(29,398)	$(5,946)	$(41,626)	$(13,979)
Basic and diluted net loss per share	$(2.95)	$(0.93)	$(4.18)	$(2.20)
Weighted average number of shares used in computing net loss per share, basic and diluted	9,957,896	6,361,093	9,957,792	6,359,216

Mirati Therapeutics, Inc.

Condensed Consolidated Balance sheets

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$15,034	$36,983
Restricted cash equivalents and marketable securities	291	302
Interest and other receivables	186	507
Other current assets	1,510	1,537
Total current assets	17,021	39,329

Other long-term assets	553	139
Property and equipment, net	427	333
Total assets	$18,001	$39,801

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	6,615	5,340
Share-based compensation liability	2,144	—
Warrant liability	32,803	—
Total current liabilities	41,562	5,340
Other liability	—	45
Total liabilities	41, 562	5,385

Total stockholders’ equity(deficit)	(23,561)	34,416
Total liabilities and stockholders’ equity (deficit)	$18,001	$39,801